SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

May 31, 2002

THE ACKERLEY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-10321	91-1043807

(Commission File Number)	IRS Employer Identification No.

1301 Fifth Avenue, Suite 4000
Seattle, Washington 98101
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (206) 624-2888

Item 5. Other Events

     Effective May 31, 2002, the Company entered into a limited waiver under its credit agreement dated as of September 7, 2001 (the “Credit Agreement”) with the financial institutions listed therein, Credit Suisse First Boston, as administrative agent, and General Electric Capital Corporation, as co-arranger and syndication administrative agent, pursuant to which, among other things, compliance with certain of the financial covenants set forth in the credit agreement is waived until July 31, 2002. In addition, the limited waiver also provides that, among other things, (i) the Company cannot access any revolving loans under the Credit Agreement until July 31, 2002, (ii) if the Company's merger agreement with Clear Channel Communications, Inc. (“Clear Channel”) is terminated or the Federal Communications Commission (“FCC”) disapproves of the merger with Clear Channel for any reason, then the outstanding principal amount under the Credit Agreement will accrue interest at a rate that is 2% per annum in excess of the interest rate otherwise payable, with such increased rate retroactive to April 1, 2002, and (iii) the Company shall pay fees to the lenders under the Credit Agreement in an aggregate amount equal to 0.25% of the principal amount outstanding under the Credit Agreement. A form of the limited waiver is attached to this Form 8-K.

     The Company announced on May 30, 2002 that its pending merger with ClearChannel Communications has been conditionally approved by the FCC. The Company anticipates that the merger will be consummated shortly after regulatory conditions are met. A press release announcing the FCC conditional regulatory approval is attached to this Form 8-K.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial statements.

Not applicable

(b)	Pro forma financial information.

Not applicable

(c)	Exhibits.

(99.1) Press Release

(99.2) Form of Limited Waiver regarding Financial Covenants, dated May 31, 2002, among The Ackerley Group, Inc., the financial institutions listed therein, Credit Suisse First Boston, as administrative agent, and General Electric Capital Corporation, as co-arranger and syndication administrative agent.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: May 31, 2002

THE ACKERLEY GROUP, INC.

By:	/s/ Kevin E. Hylton

Kevin E. Hylton Senior Vice President and Chief Financial Officer and Assistant Secretary